Exhibit 10.10

FIRST AMENDMENT TO LEASE

This First Amendment to Lease (“Amendment”) is entered into, and dated for reference purposes, as of October 14, 2016 (the “Execution Date”) by and between METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation (“Landlord”), and ARMO BIOSCIENCES, INC., a Delaware corporation (“Tenant), with reference to the following facts (“Recitals”):

A.    Landlord and Tenant are the parties to that certain Lease, dated February 19, 2013, entered into by and between Tenant, as tenant, and Landlord, as landlord (the “Existing Lease”), for certain “Premises” described therein containing approximately 11,305 rentable square feet of the Building (located at 575 Chesapeake Drive, Redwood City, California), all as more particularly described in the Existing Lease.

B.    Landlord and Tenant desire to provide for (i) the extension of the Term of the Existing Lease; and (ii) other amendments of the Existing Lease as more particularly set forth below.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.    SCOPE OF AMENDMENT; DEFINED TERMS. Except as expressly provided in this Amendment, the Existing Lease shall remain in full force and effect. Should any inconsistency arise between this Amendment and the Existing Lease as to the specific matters which are the subject of this Amendment, the terms and conditions of this Amendment shall control. All capitalized terms used in this Amendment and not defined herein shall have the meanings set forth in the Existing Lease unless the context clearly requires otherwise; provided, however, that the term “Lease” as used herein and, from and after the Execution Date, in the Existing Lease shall refer to the Existing Lease as modified by this Amendment.

SECTION 2.    REMEASUREMENT. Landlord and Tenant acknowledge and agree that Landlord has remeasured the Premises, and that, according to such remeasurement, the rentable square footage of the Premises is 11,388 and accordingly, effective as of the Extension Commencement Date (as defined below), and continuing throughout the Extended Term (as defined below), all references to the “Rentable Area of the Premises” in the Lease are hereby amended to refer to “11,388 square feet”.

SECTION 3.    EXTENSION OF TERM. Landlord and Tenant acknowledge and agree that, notwithstanding any provision of the Existing Lease to the contrary, the current Term pursuant to the Existing Lease will expire on May 18, 2017, and that the Term of the Lease is hereby extended for the period of sixty (60) months (the “Extended Term”) commencing on May 19, 2017 (the “Extension Commencement Date”) and expiring May 18, 2022 (hereafter, the “Expiration Date” in lieu of the date provided in the Existing Lease), unless sooner terminated pursuant to the terms of the Lease. Landlord and Tenant acknowledge and agree that this Amendment provides all rights and obligations of the parties with respect to the Extended Term, whether or not in accordance with any other provisions, if any, of the Existing Lease regarding renewal or extension; provided however, the Option to Extend set forth in Section 4 of Rider 2 of the Existing Lease shall apply to extend the Extended Term instead of the initial Term, and the phrase “Extended Term” is inserted in place of references to the “initial Term” in the Option to Extend, and the Option Term shall be for an additional five (5) year period instead of an additional three (3) year period.

SECTION 4.    MONTHLY BASE RENT FOR EXTENDED TERM. Notwithstanding any provision of the Existing Lease to the contrary, commencing on the Extension Commencement Date and continuing through the Expiration Date of the Extended Term, the amount of Monthly Base Rent payable by Tenant for the Premises shall be as follows:

Period from/to	Monthly Base Rent
May 19, 2017 to May 18, 2018	$42,705.00
May 19, 2018 to May 18, 2019	$43,986.15
May 19, 2019 to May 18, 2020	$45,305.73
May 19, 2020 to May 18, 2021	$46,664.91
May 19, 2021 to May 18, 2022	$48,064.85

SECTION 5.    TENANT’S SHARE. During the Extended Term, Tenant shall pay all Additional Rent payable under the Lease, including Tenant’s Share of Operating Expenses. Notwithstanding any provisions of the Existing Lease to the contrary, Tenant’s Building Share shall continue to be 29.86%, Tenant’s Phase Share shall continue to be 3.75% and Tenant’s Project Share shall continue to be 2.10%, as set forth in the Existing Lease.

SECTION 6.    “AS IS” CONDITION.

(a)    Notwithstanding any provision of the Existing Lease to the contrary, Tenant hereby leases for the Extended Term and accepts the Premises in its “AS IS” condition existing on the Execution Date, without any express or implied representations or warranties of any kind by Landlord, its brokers, manager or agents, or the employees of any of them regarding the Premises; and Landlord shall not have any obligation to construct or install any tenant improvements or alterations or to pay for any such construction or installation, except as expressly set forth in Subsection (b) below.

(b)    Landlord shall provide Tenant with an improvement allowance for the Premises as set forth in the Workletter set forth in Exhibit A hereto (the “Workletter”).

SECTION 7.    LIMITATION OF LANDLORD’S LIABILITY. Notwithstanding any provision of the Existing Lease to the contrary (including, without limitation, Section 27.08 of the Existing Lease), Tenant agrees, on its behalf and on behalf of its successors and assigns, that any liability or obligation of Landlord in connection with this Lease shall only be enforced against Landlord’s equity interests in the Project up to a maximum of Two Million Dollars ($2,000,000.00) and in no event against any other assets of the Landlord, or Landlord’s officers or directors or partners, and that any liability of Landlord with respect to this Lease shall be so limited and Tenant shall not be entitled to any judgment in excess of such amount.

SECTION 8.    TIME OF ESSENCE. Without limiting the generality of any other provision of the Existing Lease, time is of the essence to each and every term and condition of this Amendment.

SECTION 9.    BROKERS. Notwithstanding any other provision of the Existing Lease to the contrary, Tenant represents that in connection with this Amendment it is represented by Jones Lang LaSalle (“Tenant’s Broker”) and, except for Tenant’s Broker and Newmark Cornish & Carey (“Landlord’s Broker”), Tenant has not dealt with any real estate broker, sales person, or finder in connection with this Amendment, and no such person initiated or participated in the negotiation of this Amendment. Tenant hereby indemnifies and agrees to protect, defend and hold Landlord harmless from and against all claims, losses, damages, liability, costs and expenses (including, without limitation, attorneys’ fees and expenses) by virtue of any broker, agent or other person claiming a commission or other form of compensation by virtue of alleged representation of, or dealings or discussions with Tenant with respect to the subject matter of this Amendment, except for Tenant’s Broker and Landlord’s Broker. Tenant is not obligated to pay or fund any amount to Landlord’s Broker or Tenant’s Broker, and Landlord hereby agrees to pay such commission, if any, to which Landlord’s Broker and Tenant’s Broker are entitled in connection with the subject matter of this Amendment pursuant to Landlord’s separate written agreement with Landlord’s Broker. The provisions of this Section shall survive the expiration or earlier termination of the Lease.

2

SECTION 10.    ATTORNEYS’ FEES. Each party to this Amendment shall bear its own attorneys’ fees and costs incurred in connection with the discussions preceding, negotiations for and documentation of this Amendment. In the event that either party brings any suit or other proceeding with respect to the subject matter or enforcement of this Amendment or the Lease, the parties acknowledge and agree that the provisions of Section 11.03 of the Existing Lease shall apply.

SECTION 11.    EFFECT OF HEADINGS; RECITALS: EXHIBITS. The titles or headings of the various parts or sections hereof are intended solely for convenience and are not intended and shall not be deemed to or in any way be used to modify, explain or place any construction upon any of the provisions of this Amendment. Any and all Recitals set forth at the beginning of this Amendment are true and correct and constitute a part of this Amendment as if they had been set forth as covenants herein. Exhibits, schedules, plats and riders hereto which are referred to herein are a part of this Amendment.

SECTION 12.    ENTIRE AGREEMENT; AMENDMENT. This Amendment taken together with the Existing Lease, together with all exhibits, schedules, riders and addenda to each, constitutes the full and complete agreement and understanding between the parties hereto and shall supersede all prior communications, representations, understandings or agreements, if any, whether oral or written, concerning the subject matter contained in this Amendment and the Existing Lease, as so amended, and no provision of the Lease as so amended may be modified, amended, waived or discharged, in whole or in part, except by a written instrument executed by all of the parties hereto.

SECTION 13.    OFAC. Landlord advises Tenant hereby that the purpose of this Section is to provide to the Landlord information and assurances to enable Landlord to comply with the law relating to OFAC.

Tenant hereby represents, warrants and covenants to Landlord, either that (i) Tenant is regulated by the SEC, FINRA or the Federal Reserve (a “Regulated Entity”) or (ii) neither Tenant nor any person or entity that directly or indirectly (a) controls Tenant or (b) has an ownership interest in Tenant of twenty-five percent (25%) or more, appears on the list of Specially Designated Nationals and Blocked Persons (“OFAC List”) published by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury.

If, in connection with the Lease, there is one or more Guarantors of Tenant’s obligations under the Lease, then Tenant further represents, warrants and covenants either that (i) any such Guarantor is a Regulated Entity or (ii) neither Guarantor nor any person or entity that directly or indirectly (a) controls such Guarantor or (b) has an ownership interest in such Guarantor of twenty-five percent (25%) or more, appears on the OFAC List.

Tenant covenants that during the term of the Lease to provide to Landlord information reasonably requested by Landlord including without limitation, organizational structural charts and organizational documents which Landlord may deem to be necessary (“Tenant OFAC Information”) in order for Landlord to confirm Tenant’s continuing compliance with the provisions of this Section. Tenant represents and warrants that the Tenant OFAC Information it has provided or to be provided to Landlord or Landlord’s Broker in connection with the execution of this Amendment is true and complete.

SECTION 14.    RATIFICATION. Landlord and Tenant represent to each other that (a) the Existing Lease is in full force and effect and has not been modified except as provided by this Amendment; and (b) as of the Execution Date, there are no uncured defaults or unfulfilled obligations on the part of Landlord or Tenant. Tenant represents to Landlord that Tenant is currently in possession of the entire Premises as of the Execution Date, and neither the Premises, nor any part thereof, is occupied by any subtenant or other party other than Tenant.

SECTION 15.    AUTHORITY. Each party represents and warrants to the other that it has full authority and power to enter into and perform its obligations under this Amendment, that the person executing this Amendment is fully empowered to do so, and that no consent or authorization is necessary from any third party. Landlord may request that Tenant provide Landlord evidence of Tenant’s authority.

SECTION 16.    DISCLOSURE REGARDING CERTIFIED ACCESS SPECIALIST. Pursuant to California Civil Code Section 1938, Landlord hereby notifies Tenant that as of the date of this Amendment, the Premises has not undergone inspection by a “Certified Access Specialist” to determine whether the Premises meet all applicable construction-related accessibility standards under California Civil Code Section 55.53.

3

SECTION 17.    ENERGY UTILITY USAGE. If Tenant is billed directly by a public utility with respect to Tenant’s energy usage at the Premises, then, upon request, Tenant shall provide monthly energy utility usage for the Premises to Landlord for the period of time requested by Landlord (in electronic or paper format) or, at Landlord’s option, provide any written authorization or other documentation required for Landlord to request information regarding Tenant’s energy usage with respect to the Premises directly from the applicable utility company.

SECTION 18.    COUNTERPARTS. This Amendment may be executed in duplicates or counterparts, or both, and such duplicates or counterparts together shall constitute but one original of the Amendment, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart. Each duplicate and counterpart shall be equally admissible in evidence, and each original shall fully bind each party who has executed it.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

TENANT	COMPANY:
a Delaware corporation

	By:	/s/ Peter Van Vlasselaer
	Print Name:	Peter Van Vlasselaer
	Title:	CEO and President
(Chairman of Board, President or Vice President)

By:
Print Name:
Title:
(Secretary, Assistant Secretary, CFO or Assistant Treasurer)

LANDLORD	METROPOLITAN LIFE INSURANCE COMPANY,
a New York corporation

	By:	/s/ Leland Low
	Print Name:	Leland Low
	Title:	Director
(Chairman of Board, President or Vice President)

4

EXHIBIT A

WORKLETTER AGREEMENT

(Allowance)

This Workletter Agreement (“Workletter”) is attached to and a part of a certain First Amendment to Lease by and between Metropolitan Life Insurance Company, a New York corporation, as Landlord, and Armo Biosciences, Inc., a Delaware corporation, as Tenant, for the Premises (the “Amendment”). Terms used herein and not defined herein shall have the meaning of such terms as defined elsewhere in the Amendment. For purposes of this Workletter, references to “State” and “City” shall mean the State and City in which the Building is located.

1.    Landlord Work.

Landlord shall have no obligation to perform any work.

2.    Tenant’s Plans.

2.1.    Description. At its expense, Tenant shall employ:

(i)    one or more architects reasonably satisfactory to Landlord and licensed by the State (“Tenant’s Architect”) to prepare architectural drawings and specifications for all layout and Premises improvements not included in, or requiring any change or addition to, the AS IS condition and Landlord Work, if any.

(ii)    one or more engineers reasonably satisfactory to Landlord and licensed by the State (“Tenant’s Engineers”) to prepare structural, mechanical and electrical working drawings and specifications for all Premises improvements not included in, or requiring any change or addition to, the AS IS condition and Landlord Work, if any.

All such drawings and specifications are referred to herein as “Tenant’s Plans”. Tenant’s Plans shall be in form and detail sufficient to secure all applicable governmental approvals. Tenant’s Architect shall be responsible for coordination of all engineering work for Tenant’s Plans and shall coordinate with any consultants retained by Tenant in connection with the design and installation of improvements to the Premises (the use of such consultants is subject to Landlord’s consent), and Landlord’s architect or other representative to assure the consistency of Tenant’s Plans with the Base Building Work and Landlord Work (if any).

Tenant shall pay Landlord, within twenty (20) days of receipt of each invoice from Landlord, the cost incurred by Landlord for Landlord’s architects and engineers to review Tenant’s Plans for consistency of same with the Base Building Work and Landlord Work, if any, to the extent such cost is Excess Cost (as defined below). Tenant’s Plans shall also include the following:

(a)    Final Space Plan: The “Final Space Plan” for the Premises shall include a full and accurate description of room titles, floor loads, alterations to the Base Building or Landlord Work (if any) or requiring any change or addition to the AS IS condition, and the dimensions and location of all partitions, doors, aisles, plumbing (and furniture and equipment to the extent same affect floor loading). The Final Space Plan shall (i) be compatible with the design, construction, systems and equipment of the Base Building and Landlord Work, if any; (ii) specify only materials, equipment and installations which are new and of a grade and quality no less than existing components of the Building when they were originally installed (collectively, (i) and (ii) may be referred to as “Building Standard” or “Building Standards”); (iii) comply with Laws, (iv) be capable of logical measurement and construction, and (v) contain all such information as may be required for the preparation of the Mechanical and Electrical Working Drawings and Specifications (including, without limitation, a capacity and usage report, from engineers designated by Landlord pursuant to Section 3.1(b). below, for all mechanical and electrical systems in the Premises).

Exhibit A – Page 1

(b)    Mechanical and Electrical Working Drawings and Specifications: Tenant shall employ engineers approved by Landlord to prepare Mechanical and Electrical Working Drawings and Specifications showing complete plans for electrical, life safety, automation, plumbing, water, and air cooling, ventilating, heating and temperature control and shall employ engineers designated by Landlord to prepare for Landlord a capacity and usage report (“Capacity Report”) for all mechanical and electrical systems in the Premises.

(c)    Issued for Construction Documents: The “Issued for Construction Documents” shall consist of all drawings (1/8” scale) and specifications necessary to construct all Premises improvements including, without limitation, architectural and structural working drawings and specifications and Mechanical and Electrical Working Drawings and Specifications and all applicable governmental authorities plan check corrections.

2.2.    Approval by Landlord. Tenant’s Plans and any revisions thereof shall be subject to Landlord’s approval, which approval or disapproval:

(i)    shall not be unreasonably withheld, provided however, that Landlord may disapprove Tenant’s Plans in its sole and absolute discretion if they (a) adversely affect the structural integrity of the Building, including applicable floor loading capacity; (b) adversely affect any of the Building Systems (as defined below), the Common Areas or any other tenant space (whether or not currently occupied); (c) fail to fully comply with Laws, (d) affect the exterior appearance of the Building; (e) provide for improvements which do not meet or exceed the Building Standards; or (f) involve any installation on the roof, or otherwise affect the roof, roof membrane or any warranties regarding either. Building Systems collectively shall mean the structural, electrical, mechanical (including, without limitation, heating, ventilating and air conditioning), plumbing, fire and life-safety (including, without limitation, fire protection system and any fire alarm), communication, utility, gas (if any), and security (if any) systems in the Building.

(ii)    shall not be delayed beyond ten (10) business days with respect to initial submissions and major change orders (those which impact Building Systems or any other item listed in subpart (i) of Section 3.2 above) and beyond five (5) business days with respect to required revisions and any other change orders.

If Landlord disapproves of any of Tenant’s Plans, Landlord shall advise Tenant of what Landlord disapproves in reasonable detail. After being so advised by Landlord, Tenant shall submit a redesign, incorporating the revisions required by Landlord, for Landlord’s approval. The approval procedure shall be repeated as necessary until Tenant’s Plans are ultimately approved. Approval by Landlord shall not be deemed to be a representation or warranty by Landlord with respect to the safety, adequacy, correctness, efficiency or compliance with Laws of Tenant’s Plans. Tenant shall be fully and solely responsible for the safety, adequacy, correctness and efficiency of Tenant’s Plans and for the compliance of Tenant’s Plans with any and all Laws.

2.3.    Landlord Cooperation. Landlord shall cooperate with Tenant and make good faith efforts to coordinate Landlord’s construction review procedures to expedite the planning, commencement, progress and completion of Tenant Work. Landlord shall complete its review of each stage of Tenant’s Plans and any revisions thereof and communicate the results of such review within the time periods set forth in Section 3.2 above.

2.4.    City Requirements. Any changes in Tenant’s Plans which are made in response to requirements of the applicable governmental authorities and/or changes which affect the Base Building Work shall be immediately submitted to Landlord for Landlord’s review and approval.

2.5.    “As-Built” Drawings and Specifications. A CADD-DXF diskette file and a set of black line drawings of all “as-built” drawings and specifications of Tenant’s Work in the Premises (reflecting all field changes and including, without limitation, architectural, structural, mechanical and electrical drawings and specifications) prepared by Tenant’s Architect and Engineers or by Contractors (defined below) shall be delivered by Tenant at Tenant’s expense to the Landlord within thirty (30) days after completion of the Tenant Work. If Landlord has not received such drawings and diskette(s) within thirty (30) days, Landlord may give Tenant written notice of such failure. If Tenant does not produce the drawings and diskette(s) within ten (10) days after Landlord’s written notice, Landlord may, at Tenant’s sole cost which may be deducted from the Allowance, produce the drawings and diskette(s) using Landlord’s personnel, managers, and outside consultants and contractors. Landlord shall receive an hourly rate reasonable for such production.

Exhibit A – Page 2

3.    Tenant Work.

3.1.    Tenant Work Defined. All tenant improvement work required by the Issued for Construction Documents (including, without limitation, any approved changes, additions or alterations pursuant to Section 6 below) is referred to in this Workletter as “Tenant Work.”

3.2.    Tenant to Construct. Tenant shall construct all Tenant Work pursuant to this Workletter, and except to the extent modified by or inconsistent with express provisions of this Workletter, pursuant with the provisions of the terms and conditions of Article Nine of the Lease, governing Tenant Alterations (except to the extent modified by this Workletter) and all such Tenant Work shall be considered “Tenant Alterations” for purposes of the Lease.

3.3.    Construction Contract. All contracts and subcontracts for Tenant Work shall include any terms and conditions reasonably required by Landlord.

3.4.    Contractor. Tenant shall select one or more contractors to perform the Tenant Work (“Contractor”) subject to Landlord’s prior written approval, which shall not unreasonably be withheld.

3.5.    Division of Landlord Work and Tenant Work. Tenant Work is defined in Section 3.1 above and Landlord Work, if any, is defined in Section 1.

4.    Tenant’s Expense.

Tenant agrees to pay for all Tenant Work, including, without limitation, the costs of design thereof, whether or not all such costs are included in the “Permanent Improvement Costs” (defined below). Subject to the terms and conditions of this Workletter, Tenant shall apply the “Allowance” (defined below) to payment of the Permanent Improvement Costs and Tenant’s FF&E (as defined below). Landlord shall provide Tenant a tenant improvement allowance (“Allowance”) at the rate of Tent Dollars ($10.00) per square foot of Rentable Area of the Premises. The Allowance shall be used solely to reimburse Tenant for the Permanent Improvement Costs and Tenant’s FF&E. The term “Permanent Improvement Costs” shall mean the actual and reasonable costs of construction of that Tenant Work which constitutes permanent improvements to the Premises, actual and reasonable costs of design thereof and governmental permits therefor, costs incurred by Landlord for Landlord’s architects and engineers pursuant to Section 2.1, and Landlord’s construction administration fee (defined in Section 7.8 below). Tenant may, upon written application to Landlord, use the remaining Allowance, if any, to reimburse Tenant for the costs of acquiring and installing Tenant’s FF&E in the Premises. For purposes of this Workletter, “Tenant’s FF&E” shall mean Tenant’s furniture, furnishings, telephone systems, computer systems, equipment, cubicles and any other personal property or fixtures, and installation thereof. If Tenant does not utilize one hundred percent (100%) of the Allowance for Permanent Improvement Costs and/or Tenant’s FF&E no later than December 31, 2017, Tenant shall have no right to the unused portion of the Allowance and in no event shall Landlord be required to disburse any portion of the Allowance prior to January 1, 2017.

5.    Application and Disbursement of the Allowance.

5.1.    Tenant shall prepare a budget for all Tenant Work, including the Permanent Improvement Costs and all other costs of the Tenant Work (“Budget”), which Budget shall be subject to the reasonable Retention” (defined below). “Landlord’s Retention” shall mean an amount equal to ten percent (10%) of the Allowance, which Landlord shall retain out of the Allowance and shall not be obligated to disburse unless and until after Tenant has completed the Tenant Work and complied with Section 5.4 below. Further, Landlord shall not be obligated to make any disbursement of the Allowance unless and until Tenant has provided Landlord with (i) bills and invoices covering all labor and material expended and used in connection with the particular portion of the Tenant Work and Tenant’s FF&E for which Tenant has requested reimbursement, (ii) an affidavit from Tenant stating that all of such bills and invoices have either been paid in full by Tenant or are due and owing, and all such costs qualify as Permanent Improvement Costs, (iii) contractors affidavit covering all labor and materials expended and used, (iv) Tenant, contractors and architectural completion affidavits (as applicable), and (v) valid mechanics’ lien releases and waivers pertaining to any completed portion of the Tenant Work which shall be conditional or unconditional, as applicable, all as provided pursuant to Section 5.2 and 5.4 below.

Exhibit A – Page 3

5.2.    Upon Tenant’s full compliance with the provisions of Section 5, and if Landlord determines that there are no applicable or claimed stop notices (or any other statutory or equitable liens of anyone performing any of Tenant Work or providing materials for Tenant Work) or actions thereon, Landlord shall disburse the applicable portion of the Allowance relating to the Permanent Improvement Costs as follows:

(a)    In the event of conditional releases, to the respective contractor, subcontractor, vendor, or other person who has provided labor and/or services in connection with the Tenant Work, upon the following terms and conditions: (i) such costs are Permanent Improvement Costs, are covered by the Allowance, and Tenant has completed and delivered to Landlord a written request for payment, in form reasonably approved by Landlord, setting forth the exact name of the contractor, subcontractor or vendor to whom payment is to be made and the date and amount of the bill or invoice, (ii) the request for payment is accompanied by the documentation set forth in Section 5.1; and (iii) Landlord, or Landlord’s appointed representative, has inspected and reasonably approved the work for which Tenant seeks payment (provided that Landlord or its representative failure to inspect and approve the work within ten (10) days of request shall be deemed Landlord’s approval of the work); or

(b)    In the event of unconditional releases, directly to Tenant upon the following terms and conditions: (i) Tenant seeks reimbursement for costs of Tenant Work which have been paid by Tenant are Permanent Improvement Costs, and are covered by the Allowance; (ii) Tenant has completed and delivered to Landlord a request for payment, in form reasonably approved by Landlord, setting forth the name of the contractor, subcontractor or vendor paid and the date of payment, (iii) the request for payment is accompanied by the documentation set forth in Section 5.1; and (iv) Landlord, or Landlord’s appointed representative, has inspected and approved the work for which Tenant seeks reimbursement (provided that Landlord or its representative failure to inspect and approve the work within ten (10) days of request shall be deemed Landlord’s approval of the work).

5.3.    Payment shall be made within thirty (30) days following the date such documentation is provided.

5.4.    Prior to Landlord disbursing the Landlord’s Retention to Tenant, Tenant shall submit to Landlord the following items within thirty (30) days after completion of the Tenant Work or such longer period as Landlord may permit: (i) “As Built” drawings and specifications pursuant to Section 2.5 above, (ii) all unconditional lien releases from all general contractor(s) and subcontractor(s) performing work, (iii) a “Certificate of Completion” prepared by Tenant’s Architect, and (iv) a final budget with supporting documentation detailing all costs associated with the Permanent Improvement Costs.

5.5    After disbursement of the Allowance for the Permanent Improvement Costs, as provided above, Landlord shall disburse the applicable portion of the remaining Allowance, if any, to Tenant for Tenant’s FF&E that Tenant properly requested and for which Tenant provided invoices.

6.    Changes, Additions or Alterations.

If Tenant desires to make any non-de minimis change, addition or alteration to the Tenant Work or desires to make any change, addition or alteration to any of the Building Systems after approval of the Issued for Construction Documents, Tenant shall prepare and submit to Landlord plans and specifications with respect to such

Exhibit A – Page 4

approval of Landlord. Such Budget shall be supported by a guaranteed maximum price construction or stipulated sum contract and such other documentation as Landlord may require to evidence the total costs. To the extent the actual cost of the Permanent Improvement Costs exceeds the available Allowance (“Excess Cost”), Tenant shall be solely responsible for payment of such Excess Cost. Further, prior to any disbursement of the Allowance by Landlord, Tenant shall pay and disburse its own funds for all that portion of the Permanent Improvement Costs equal to the sum of (a) the Permanent Improvement Costs in excess of the Allowance; plus (b) the amount of “Landlord’s change, addition or alteration. Any such change, addition or alteration shall be subject to Landlord’s approval in accordance with the provisions of Section 2.2 of this Workletter. Tenant shall be responsible for any submission to and plan check and permit requirements of the applicable governmental authorities. Tenant shall be responsible for payment of the cost of any such change, addition or alteration if it would result in Excess Cost.

7.    Miscellaneous.

7.1.    Scope. Except as otherwise set forth in the Lease, this Workletter shall not apply to any space added to the Premises by Lease option or otherwise.

7.2.    If any Tenant Work includes any change, addition or alteration to the following items, Tenant shall (at Tenant’s expense subject to application of the Allowance towards the costs of such items) adhere to the following standards for such items:

(a)    Landlord approved lighting sensor controls as necessary to meet applicable Laws;

(b)    Building Standard fluorescent fixtures in all Building office areas;

(c)    Building Standard meters for each of electricity and chilled water used by Tenant shall be connected to the Building’s system and shall be tested and certified prior to Tenant’s occupancy of the Premises by a State certified testing company;

(d)    Building Standard ceiling systems (including tile and grid) and;

(e)    Building Standard air conditioning distribution and Building Standard air terminal units.

7.3.    Sprinklers. Subject to any terms, conditions and limitations set forth herein, Landlord shall provide an operative sprinkler system consisting of mains, laterals, and heads “AS IS” on the date of delivery of the Premises to Tenant. Tenant shall pay for piping distribution, drops and relocation of, or additional, sprinkler system heads and Building firehose or firehose valve cabinets, if Tenant’s Plans and/or any applicable Laws necessitate such.

7.4.    Floor Loading. Floor loading capacity shall be within building design capacity. Tenant may exceed floor loading capacity with Landlord’s consent, at Landlord’s sole discretion and must, at Tenant’s sole cost and expense, reinforce the floor as required for such excess loading.

7.5.    Work Stoppages. If any work on the Real Property other than Tenant Work is delayed, stopped or otherwise affected by construction of Tenant Work, Tenant shall immediately take those actions necessary or desirable to eliminate such delay, stoppage or effect on work on the Real Property other than Tenant Work.

Exhibit A – Page 5

7.6.    Life Safety. Tenant (or Contractor) shall employ the services of a fire and life-safety subcontractor reasonably satisfactory to Landlord for all fire and life-safety work at the Building.

7.7.    Authorized Representatives. Tenant has designated Scott Ogg to act as Tenant’s representative with respect to the matters set forth in this Workletter. Such representative(s) shall have full authority and responsibility to act on behalf of Tenant as required in this Workletter. Tenant may add or delete authorized representatives upon five (5) business days’ notice to Landlord.

7.8.    Fee. Landlord shall receive a fee equal to not to exceed two percent (2.0%) of the Allowance for Landlord’s review and supervision of construction of the Tenant Work, which fee shall be paid by Landlord applying two percent (2.0%) of the Allowance in payment thereof. Such fee is in addition to Tenant’s reimbursement of costs incurred by Landlord pursuant to other provisions hereof, including, without limitation, for Landlord’s architects and engineers to review Tenants Plans.

8.    Force and Effect.

The terms and conditions of this Workletter shall be construed to be a part of the Lease and shall be deemed incorporated in the Lease by this reference. Should any inconsistency arise between this Workletter and the Lease as to the specific matters which are the subject of this Workletter, the terms and conditions of this Workletter shall control.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Exhibit A – Page 6